Exhibit 12(f)

                  System Energy Resources, Inc.
    Computation of Ratios of Earnings to Fixed Charges and
               Ratios of Earnings to Fixed Charges
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

                                                     1997      1998      1999      2000      2001
Fixed charges, as defined:
  Total Interest                                    $128,653  $116,060  $147,982  $118,519  $138,018
  Interest applicable to rentals                       6,065     5,189     3,871     5,753     4,458
                                                   -------------------------------------------------
Total fixed charges, as defined                     $134,718  $121,249  $151,853  $124,272  $142,476
                                                   =================================================
Earnings as defined:
  Net Income                                        $102,295  $106,476   $82,375   $93,745  $116,355
  Add:
    Provision for income taxes:
      Total                                           74,654    77,263    53,851    81,263    43,761
    Fixed charges as above                           134,718   121,249   151,853   124,272   142,476
                                                   -------------------------------------------------
Total earnings, as defined                          $311,667  $304,988  $288,079  $299,280  $302,592
                                                   =================================================
Ratio of earnings to fixed charges, as defined          2.31      2.52      1.90      2.41      2.12
                                                   =================================================
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